Exhibit 99.6

CONTRIBUTION AND TRANSFER Agreement

between

BANASINO INVESTMENTS LIMITED, as contributor

AND

BANASINO INVESTMENTS S.à r.l., as contributee

this CONTRIBUTION AND TRANSFER AGREEMENT (the “agreement”) is made and entered INTO ON 16 June 2023.

between:

BANASINO INVESTMENTS LIMITED, a company incorporated and existing under the laws of Cyprus, established and having its registered office at Grayoak House, Tagmatarchou Pouliou 9, Ayios Andreas, 1101 Nicosia, Cyprus and registered with the Ministry of Energy, Commerce and Industry, Department of Registrar of Companies and Intellectual Property under number HE 102703, hereinafter referred to as the “Contributor”,

and

BANASINO INVESTMENTS S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 1, Rue Gadderscheier, L-4984 Soleuvre, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) under number B 271922, hereinafter referred to as the “Contributee”,

IN THE PRESENCE OF

West Fraser Timber Co. Ltd, a limited company incorporated and existing under the laws of Canada, having its registered office at 1500 Royal Centre, 1055 West Georgia Street, P.O. Box 11117, Vancouver BC V6E 4N7, Canada and registered with the British Columbia Registry Services under number BC0071976, hereinafter referred to as the “Company”.

The Contributor and the Contributee are hereinafter individually referred to as the “Party” and hereinafter collectively referred to as the “Parties.”

whereas

A.	The Parties and the Company belong to the same group of companies.

B.	The Contributor is the sole shareholder of the Contributee.

C.	The Contributor currently holds 8,346,494 ordinary shares with a nominal value of CAD 101.55 each, all fully paid up of the Company (the “Shares”).

D.	Based on generally accepted accountancy principles, the Shares have been valued at EUR 590,261,825.

E.	The Contributor is willing to participate to the capital increase of the Contributee by way of (i) a contribution in cash amounting to EUR 738,175 (the “Contribution in Cash”) and (ii) a contribution in kind consisting in the Shares having a value of EUR 590,261,825 (the “Contribution in Kind”), pursuant to the terms and conditions of this Agreement and with effect as of the Effective Date (as defined in section 3 below).

now, therefore, The parties agree as follows:

Section 1    contribution and Transfer

Subject to the terms and conditions hereof, the Contributor hereby contributes and transfers the Shares free and clear of all encumbrance to the Contributee and the Contributee hereby accepts the contribution and transfer of the Shares as well as all of the Contributor 's rights, title, interest and obligations therein for the consideration set out in Section 2.

Section 2    Consideration

In consideration for the Contribution in Kind and the Contribution in Cash, the Contributee shall issue 591,000 new shares, having a nominal value of EUR 100 each on the Effective Date (as defined in section 3 below), all of them to be fully subscribed by the Contributor and paid up by way of the Contribution in Kind and the Contribution in Cash.

Section 3    EFFECTIVE DATE AND CONDITION PRECEDENT

The Contribution is subject to and shall take place on the day of the extraordinary general meeting of the shareholders of the Contributee approving the share capital increase of the Contributee, to be held before a Luxembourg notary (the “Effective Date”).

Section 4    Beneficial rights

4.1	Prior to the Contribution in Kind, the Contributor shall keep the sole beneficial rights and title with regard to the Shares.

4.2	Further to the Contribution in Kind, the Contributee shall receive beneficial rights and title with regard to the Shares.

4.3	The Shares are transferred with all rights attaching or accruing thereto now or after the Effective Date.

SECTION 5    FORMALITIES

5.1	By executing this Agreement, the Company acknowledges and, to the fullest extent that it is necessary, approves the transfer of the Shares to the Contributee.

5.2	The Parties agree to do and execute, or procure that the Company shall do or execute, any necessary act, document, notification or other thing to implement and carry out the transfer of the Shares.

5.3	The Parties acknowledge that any member of the management board of the Company is empowered to proceed with recording the transfer of the relevant Shares under this Agreement in its shareholders’ register and to sign such register as necessary; and perform any operation or act which might be necessary or useful for the performance and the execution of this Agreement.

Section 6    Representation and warranties BY THE CONTRIBUTOR

6.1	Each of the Parties hereby declares and warrants to the other that:

(i)            it has the legal right and full power and authority to execute, deliver and exercise its rights and perform its obligations under this Agreement;

(ii)          all corporate actions required by it to validly and duly authorize the execution, delivery and exercise of its rights and the performance of its obligations under this Agreement have been duly taken and remain in full force and effect;

(iii)         the execution and performance of this Agreement do not and will not breach its articles of association or other constitutional documents or any agreement or obligation by which it is bound or violate any applicable law; and

(iv)         this Agreement (when duly executed by each of the Parties hereto) will constitute valid and binding obligations of it enforceable against it in accordance with its terms.

6.2	In addition, the Contributor hereby declares and warrants to the Contributee that:

(i)	until the assignment, it is the sole legal owner and holder of all rights, title and interest attached to the Shares;

(ii)          the Shares are not the object of a dispute or claim; and

(iii)         all formalities subsequent to the transfer of the Shares required under any applicable law have been or will be carried out in order for the Contribution in Kind to be valid anywhere and towards any third party.

6.3	To the fullest extent not otherwise expressly prohibited by applicable law, the Parties make no other representations or warranties of any kind, express or implied.

Section 7    Miscellaneous

7.1    Waiver.

The failure of either Party to enforce the provisions of this Agreement at any time, or the failure of one Party to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the entitlement of either Party to enforce each and every such provision.

7.2    Assignment.

Neither Party may assign or delegate this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld.

7.3    Notices.

Each demand, notice or other communication to be made hereunder shall (save as otherwise may be agreed by the Contributor and the Contributee) be made in writing in the English language.

Any communication or document to be made or delivered by one Party to another pursuant to this Agreement shall (unless that other Party has by 15 days' notice to the other specified another address for the purposes of this clause 7.3) be made or delivered to that other Party at its registered address for the time being (as stated in this Agreement), and shall be deemed to have been made or delivered when left at that address or (as the case may be) 3 days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

7.4    Counterparts.

This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be as effective as if all signatures on the counterparts were on a single copy of this Agreement, considering that each Party shall receive one original, duly signed by the other Party.

7.5    Amendment and Additions.

Amendments and additions to the provisions of this Agreement may be made at any time only by written agreement duly executed by the Parties.

7.6    Entire Agreement.

This Agreement contains the entire agreement and understanding between the Parties with respect to the transaction contemplated hereby and shall supersede any and all prior negotiations, commitments, undertakings, assignments, counterparts, understandings and agreements between the Parties.

7.7    Severability.

If any provision of this Agreement is or becomes unenforceable or invalid, at any time and under any legislation, statute, precedent, rule or regulation, in any jurisdiction in which the Parties are located or in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable. The Parties shall negotiate in good faith in order to come to a mutual agreement on a substitute, valid and enforceable provision which most nearly affects the Parties’ intent in entering into this Agreement.

7.8    Headings.

The heading of articles contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

7.9    Register.

Each Party agrees that it will execute, deliver, file and record, or cause to be executed, delivered, filed and recorded, on or after the Effective Date, all such deeds, instruments and papers and will take all such actions as the other Party may reasonably request to effectuate the provisions and purposes of this Agreement.

7.10    Costs.

All costs, duties, or fees whatsoever resulting from the present Agreement shall be paid by the Contributee.

Section 8    Applicable law – Dispute Settlement

8.1    Applicable law.

This Agreement shall be governed by and construed in accordance with Luxembourg law.

8.2    Choice of jurisdiction.

Any dispute arising from or connected with this Agreement, including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity, shall be submitted to the competent courts of Luxembourg. The Parties agree that the courts of Luxembourg are the most appropriate and convenient courts to settle any dispute arising from or connected with this Agreement and, accordingly, that they will not argue to the contrary.

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in witness whereof, the parties have executed this agreement in THREE originals, each party and the company acknowledging having received one original.

/s/ Lambros George Hajigeorghi	/s/ Michael Ioannou
BANASINO INVESTMENTS LIMITED	BANASINO INVESTMENTS LIMITED
Name: Lambros George Hajigeorghi	Name: Michael Ioannou
Title: Director	Title: Director

/s/ Spyridon Gaitanos	/s/ Alexander Gambroudes
BANASINO INVESTMENTS S.à r.l.	BANASINO INVESTMENTS S.à r.l.
Name: Spyridon Gaitanos	Name: Alexander Gambroudes
Title: Manager	Title: Manager